                                                                    EXHIBIT 99.2


                       PERSONAL COMPUTER PRODUCTS, INC.
                       --------------------------------
                            STOCK OPTION AGREEMENT
                            ----------------------
                                (Non-Qualified)

AGREEMENT made as of this __th day of _____, 199_, by and between Personal Computer Products, Inc., a Delaware corporation (hereinafter called "Company"), and ____________ (hereinafter called "Optionee").

                                  WITNESSETH:
                                  -----------

                                    RECITALS
                                    --------

     A. The Board of Directors of the Company has determined it is in the best interests of the Company to grant non-qualified options to Optionee pursuant to the terms of this Agreement.

     B. The granted option is intended to be a non-qualified stock option which does not satisfy the requirements of Section 422 of the Internal Revenue Code.

     NOW, THEREFORE, it is hereby agreed as follows:

     1.   Grant of Option.    Subject to and upon the terms and conditions set
          ---------------
forth in this Agreement, the Company hereby grants to Optionee, as of the date of this Agreement (the "Grant Date"), a stock option to purchase up to ________________ (__,000) shares of Common Stock $0.005 par value per share, of the Company (the "Optioned Shares") from time to time during the option term at the option price of $0.20 per share (the "Option Price").

     2. Option Term. This option shall expire at the close of business on
        -----------
_______ __, 200_ (the "Expiration Date").

     3. Right of Exercise. Optionee may, any time prior to the Expiration Date,
        -----------------
pursuant to the terms of this Agreement (including provisions providing for early termination of the option), elect to exercise this option to purchase the Optioned Shares; provided, that such right of exercise shall be further limited by the following vesting schedule:

     (i) ______ of the Optioned Shares shall first vest and become exercisable on _______ __, 199_;
     (ii) an additional ______ of the Optioned Shares on _______ __, 199_; and
     (iii) an additional ______ of the Optioned Shares on  _______ __, 199_.
     (iv) an additional ______ of the Optioned Shares on  _______ __, 199_.

     4.   Manner of Exercising Option.
          ---------------------------

     (a) In order to exercise this option with respect to all or any part of the Optioned Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, the Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

         (i) Execute and deliver to the Secretary of the Company written notice of exercise (the "Notice"). Any such Notice shall be substantially in the same form as attached Exhibit "A";

         (ii) Pay the aggregate option price for the purchased shares (plus an amount equal to required federal and state tax withholding on the taxable income recognized at the time of such exercise) in cash; and

         (iii) Furnish to the Company appropriate documentation that the person or persons exercising the option, if other than Optionee, have the right to exercise this option.

     (b) This option shall be deemed to have been exercised with respect to the number of Optioned Shares specified in the Notice at such time as the Notice has been delivered to the Company. Payment of the option price (and withholding amount) shall immediately become due and shall accompany the Notice. As soon thereafter as practical, the Company shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for.

     5.   Termination of Employment.
          -------------------------

     (a) Should Optionee cease to be an employee or director of Prima, the Company, or one of the Company's subsidiaries (other than by reason of death, permanent disability or termination for cause), this option will, solely to the extent that it is exercisable immediately prior to such cessation of employee status, remain exercisable during the three-month period following the date of such cessation of employee status and at such point this option will terminate entirely and cease to be exercisable; provided, however, in no event will this option be exercisable at any time after the Expiration Date.

     (b) Should Optionee become permanently disabled and cease by reason thereof to be an employee or director of Prima, the Company, or one of the Company's subsidiaries, this option will, solely to the extent that it is exercisable immediately prior to such cessation of employee or director status, remain exercisable during the one-year period following the date of such cessation of employee or director status and at such point this option will terminate entirely and cease to be exercisable; provided, however, in no event will this option be exercisable at any time after the Expiration Date. Optionee will be deemed to be permanently disabled if Optionee is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in any substantial gainful employment.

     (c) Should Optionee die while still an employee or director of Prima, the Company, or one of the Company's subsidiaries, (or during the three-month period referred to in subparagraph (a) or during the one-year period referred to in subparagraph (b)), the executors or administrators of Optionee's estate or Optionee's heirs or legatees (as the case may be) will have the right to exercise this option, solely to the extent that it is exercisable immediately prior to the Optionee's death; provided, however, in no event will this option be exercisable at any time after the Expiration Date.

     (d) Should Optionee's employment be terminated for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, insubordination, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets), this option will immediately terminate entirely and cease to be exercisable when notice of termination of employment is given.

     6.   Adjustment in Option Shares.
          ---------------------------

     (a) In the event any change is made to the Common split, stock dividend, combination of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the total number of Optioned Shares subject to this option and (ii) the Option Price payable per share in order to reflect such change and thereby preclude a diminution or enlargement of benefits thereunder.

     (b) If the Company is the acquired or non-surviving entity in any merger or other business combination, then this option, if outstanding immediately after such merger or other business combination, shall be appropriately adjusted to apply and pertain to the number and class of securities which would be issuable to the Optionee in the consummation of such merger or business combination if the option were exercised immediately prior to such merger or business combination, and appropriate adjustments shall also be made to the Option Price payable per share, provided the aggregate Option Price payable hereunder shall remain the same.

     (c) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.   Option Nontransferable: Exception. This option shall be neither
     ---------------------------------
transferable nor assignable by Optionee other than by will or the laws of descent and distribution.

8.   Privilege of Stock Ownership. The holder of this option shall not have any
     ----------------------------
of the rights of a shareholder with respect to the Optioned Shares until such individual shall have exercised the option and paid the Option Price.

9.   Compliance with Laws and Regulations.
     ------------------------------------

     (a) The exercise of this option and the issuance of Optioned Shares upon such exercise shall be subject to compliance by the Company and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which shares of the Company's Common Stock may be listed at the time of such exercise and issuance.

     (b) In connection with and as a condition to the exercise of this option, Optionee shall execute and deliver to the Company such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities laws.

     (c) Share certificates issued upon exercise of this option shall contain appropriate restrictive legends in connection with federal and state securities laws.

10.  Successors and Assigns.  The provisions of this Agreement shall inure to
     ----------------------
the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Company.

11.  Notices.  Any notice required to be given or delivered to the Company under
     -------
the terms of this Agreement shall be in writing and addressed to the Company in care of its Secretary at its corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on this Agreement. All notices shall be deemed to have been given or delivered upon personal delivery or three business days after deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.  No Employment Contract.  Nothing in this Agreement confers upon Optionee
     ----------------------
any right to continue in the employ of Prima, the Company, or any of the Company's subsidiaries or interferes with or restricts in any way the rights of Prima, the Company, or any of the Company's subsidiaries, which are hereby expressly reserved, to discharge Optionee at any time for any reason or no reason, with or without cause (except as may be expressly otherwise stated in a formal written employment agreement between Prima, the Company, or any of the Company's subsidiaries and Optionee). Except to the extent the terms of any formal written employment agreement between Prima, the Company, or any of the Company's subsidiaries and Optionee may expressly provide otherwise, neither Prima, the Company nor any of the Company's subsidiaries is under any obligation to continue the employment of Optionee for any period of specific duration.

13.  Construction.  All decisions of the Board of Directors of the Company with
     ------------
respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in this option.

14.  Governing Law. The interpretation, performance, and enforcement of this
     -------------
Agreement shall be governed by the laws of the State of California.

15.  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.  Amendments.  No amendment, modification, or supplement of this Agreement
     ----------
shall be binding unless executed in writing and signed by all of the parties hereto.

17.  Entire Agreement.  This Agreement, together with all exhibits hereto,
     ----------------
constitutes the entire agreement among the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). Each party acknowledges, represents and warrants that it has not relied on any representation, agreement, understanding, arrangements or commitment which has not been expressly set forth in this Agreement. Each party acknowledges, represents and warrants that this Agreement is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties. The parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the parties' intent.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, all as of the day and year indicated above.


                        COMPANY:

                        PERSONAL COMPUTER PRODUCTS, INC., a Delaware corporation

                        By:____________________________________

                        Address: 10865 Rancho Bernardo Road
                        San Diego, CA  92127

                        OPTIONEE:


                        By:____________________________________


                        Address:_______________________________

                                _______________________________

                                  EXHIBIT "A"

                                EXERCISE NOTICE

                             ________________, 19__


Personal Computer Products, Inc.
10865 Rancho Bernardo Road
San Diego, CA  92127
Attn.:  Corporate Secretary

Gentlemen:

The undersigned hereby elects to exercise his right to purchase ____________ shares of Common Stock (the "Shares") of Personal Computer Products, Inc., a Delaware corporation ("PCPI"), pursuant to and in accordance with the Option dated ______ ___, 199_, subject to compliance with the terms and conditions of the Option. The undersigned hereby represents that he is acquiring such shares for his own account, for investment purposes only, and not with a view to any resale or distribution thereof.

                                 Very truly yours,


                                 -----------------------------------
                                 Signature


                                 -----------------------------------
                                 Print



                                      A-1